Exhibit 5.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

We hereby consent to the use and reference to our name and reports evaluating (i) a portion of Cenovus Energy Inc.’s (the “Corporation”) oil and gas reserves data, including estimates of proved reserves and probable reserves and related future net revenue as at December 31, 2016, estimated using forecast prices and costs, and (ii) the contingent resources and prospective resources of the Corporation as at December 31, 2016, estimated using forecast prices and costs, and the information derived from our reports, as described or incorporated by reference in the Corporation’s Registration Statement on Form F-10.

We also hereby consent to the use and reference to our report dated March 21, 2017 for the Corporation evaluating 82% of the Assets’ (as defined in the material change report of the Corporation dated April 5, 2017) bitumen, heavy oil, light and medium oil, natural gas liquids, natural gas, and coal bed methane proved and probable reserves (including 84% of the Assets’ proved reserves) as at December 31, 2016, as described or incorporated by reference in the Corporation’s Registration Statement on Form F-10.

Yours truly,

McDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/ M. J. Verney
M. J. Verney, P. Eng.
Vice President

Calgary, Alberta

October 10, 2017

2200, Bow Valley Square 3, 255 - 5 Avenue SW, Calgary AB T2P 3G6  Tel: (403) 262-5506  Fax: (403) 233-2744 www.mcdan.com